Exhibit 10.1

The Marcus Corporation
Non-Employee Director Compensation Plan
Effective May 10, 2022

1	Annual cash retainer:	$25,000
2
Yearly annual meeting stock grant retainer (common shares)
Number of common shares determined by dividing $25,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant.

		Common Shares valued at $25,000
3
Annual FYE restricted stock grant (common shares):
Vesting to occur upon the earlier of (i) 100% upon eligibility for normal retirement from the Board or disability (each as determined by the Company’s Compensation Committee) or upon death; or (ii) 50% upon the second anniversary of the grant date while still serving on the Board and the remaining 50% upon the fourth anniversary of the grant date while still serving on the Board. Number of common shares determined by dividing $45,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant.

		Common Shares valued at $45,000
4	Board meeting attendance cash fee:	$5,500
5
Non-qualified stock option grant (common shares):
Fair market value exercise price (closing sale price)
Fully vested and immediately exercisable at grant date
Number of common shares determined by dividing $10,000 by the calculated Black Scholes value of the option as of the grant date

		Initial: 1,000 Shares Annual FYE: Common Shares valued at $10,000
6	Committee chairperson meeting attendance cash fee:	Audit: $2,500 Other: $2,000
7	Committee member meeting attendance cash fee:	Audit: $2,000 Other: $1,750
8	Reimbursement of out-of-pocket expenses:	Yes